Exhibit D

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                                OPTION AGREEMENT

                                   dated as of

                                December 26, 2002

                                     between

                                 Donald J. Trump

                                       and

                  Trump Hotels & Casino Resorts Holdings, L.P.



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                        Purchase Option for Common Stock
                                       of
                          Riviera Holdings Corporation

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                                OPTION AGREEMENT

          THIS OPTION AGREEMENT (this "Option Agreement") is made and entered into as of the 26th day of December, 2002 between DONALD J. TRUMP ("Seller"), and TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P., a Delaware limited partnership ("Buyer").

                              W I T N E S S E T H:

          WHEREAS, pursuant to certain Option Agreement, dated as of July 10, 2002, as amended as of December 26, 2002 (the "Existing Option Agreement"), by and between Seller and Buyer, Seller granted an option (the "Existing Option") to purchase certain shares (the "Existing Option Shares") of common stock, par value $0.001 per share ("Common Stock"), of Riviera Holdings Corporation, a Nevada corporation ("RHC");

          WHEREAS, Seller has recently acquired an additional 8,000 shares (the "Option Shares") of Common Stock, and desires that Buyer have an option to acquire the Option Shares on the terms hereinafter set forth.

          NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, Seller and Buyer agree as follows:

                                   SECTION 1.
                                 GRANT OF OPTION

          SECTION 1.1. Seller hereby grants and conveys to Buyer for the period herein specified the irrevocable and exclusive right and option (the "Option") to purchase all, but not less than all, of the Option Shares from Seller at the Purchase Price hereinafter specified, subject to the provisions of Section 5.4 hereof.

                                   SECTION 2.
                                  OPTION PERIOD

          SECTION 2.1. The Option may be exercised by Buyer, in the manner specified in Section 3 hereof, at any time after the date hereof and prior to 5:00 p.m., New York City time, on December 31, 2003. Such expiration date of the Option is referred to herein as the "Expiration Date" and the period from the date hereof to the Expiration Date is referred to as the "Option Period." The Option Period may be extended by mutual agreement of the parties hereto.

          SECTION 2.2. If the Option has not been exercised by Buyer prior to the Expiration Date, the Option shall automatically expire and be of no further force or effect. The date of any exercise of the Option by Buyer, in the manner specified in Section 3 hereof, is referred to in this Option Agreement as the "Exercise Date."


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                                   SECTION 3.
                             EXERCISE OF THE OPTION

          SECTION 3.1. Buyer shall exercise the Option by giving written notice thereof to Buyer as specified in Section 6 hereof (the "Option Notice") to Seller prior to the Expiration Date setting forth the date and time when the closing of the purchase and sale of the Option Shares shall occur (the "Option Closing"). The Option Closing shall occur in New York, New York on a business day that occurs not earlier than five business days after nor later than ten business days after the date that the Option Notice is given to Seller. The Option Notice shall specify the date, time and place of the Option Closing in accordance with the foregoing and the Purchase Price for the Option Shares determined as provided in Section 4 hereof.

          SECTION 3.2. The exercise of the Option pursuant to this Section 3 is conditioned upon the concurrent exercise of the Existing Option. The exercise of the Option shall be effective if, and only if, the Existing Option is exercised simultaneously in accordance with the Existing Option Agreement.

                                   SECTION 4.
                       SALE AND PURCHASE OF OPTION SHARES

          SECTION 4.1. At the Option Closing, Seller shall sell all, but not less than all, of the Option Shares to Buyer, and Buyer shall purchase all, but not less than all, of the Option Shares from Seller for a purchase price (the "Purchase Price") payable in cash to Seller equal to the greater of (x) $37,970.40 (the amount paid by Seller for the Option Shares) plus any brokerage and/or other commissions and/or fees incurred by the Seller in acquiring the Option Shares or (y) the Fair Market Value of the Option Shares on the date that the Option Notice is delivered to Seller. For purposes hereof, the term "Fair Market Value" shall mean the average of the closing sale price of RHC Common Stock on the American Stock Exchange on each of the 20 trading days immediately preceding the date of the Option Notice. If RHC Common Stock is not so listed, then the Fair Market Value of the Option Shares shall be determined by other equitable means agreed upon by the parties. At the Option Closing, Seller shall deliver certificates representing the Option Shares duly endorsed to Buyer free and clear of any liens or adverse claims thereto created by Seller. Buyer shall pay applicable transfer taxes required by law in respect of the purchase of the Option Shares at the Option Closing.

                                   SECTION 5.
          REPRESENTATIONS AND WARRANTIES OF BUYER AND SELLER; COVENANTS
                            AND AGREEMENTS OF SELLER

          SECTION 5.1. Buyer represents and warrants to Seller that the execution and delivery of this Option Agreement (a) does not require prior notice to or authorization, consent or approval of, any courts, regulatory authorities, creditors or indenture trustees or (b) has been approved by them.

          SECTION 5.2. Seller represents and warrants to Buyer that Seller owns good, valid and clear title to the Option Shares, free and clear of any pledge, security interest, restriction, lien, assessment or encumbrance.


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          SECTION 5.3. Seller hereby further covenants and agrees that from and after the date hereof until the Option Closing Date, Seller shall not grant or otherwise create or consent to or permit the creation of any pledge, security interest, restriction, lien, assessment or encumbrance affecting the Option Shares or any portion or portions thereof.

          SECTION 5.4. (i) Notwithstanding the provisions of Section 5.3 hereof, Seller may sell, assign, hypothecate or otherwise transfer, either directly or indirectly ("Transfer"), all (but not less than all) of the Option Shares to a third party prior to receiving the Option Notice; subject to the provisions of clause (ii) below.

          (ii) Right of First Refusal.

          (A) Transfer Restriction. Seller shall not Transfer the Option Shares unless Seller shall have first made an offer to sell the Option Shares to the Buyer as contemplated in this Section 5.4(ii), and such offer shall not have been accepted.

          (B) Offer by Seller. Prior to offering to Transfer the Option Shares to any third party, the Seller shall make an offer to the Buyer. Such offer shall be in writing, stating the Seller's intention to Transfer the Option Shares to a third party and the terms pursuant to which it is willing to make such Transfer, including the purchase price. The purchase price specified must be cash or cash equivalent.

          (C) Acceptance Period. Buyer shall have a period of five business days after the receipt of the offer described in Section 5.4(ii)(B) to either accept or decline the offer (the "Acceptance Period"). If the Buyer does not respond by the expiration of the Acceptance Period, Buyer shall be deemed to have rejected the offer.

          (D) Third-Party Sale. If the Buyer rejects the offer (or is deemed to have rejected the offer pursuant to Section 5.4(ii)(C)), Seller may Transfer the Option Shares on terms as set forth in the offer and such Transfer shall terminate the Option. Any changes in the purchase price of the Option Shares shall be deemed to be a new offer.

                                   SECTION 6.
                                     NOTICES

          SECTION 6.1. All communications, notices and disclosures required or permitted by this Option Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to the other party at the address below, or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested by personal delivery or with a nationally recognized overnight delivery service with signed receipt, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address:

         If to Seller:     Donald J. Trump
                           757 Fifth Avenue
                           New York, NY  10022


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         Copy to:          Bernard Diamond, Esq.
                           725 Fifth Avenue, 26th Floor
                           New York, NY  10022

         If to Buyer:      Trump Hotels & Casino Resorts, Inc.
                           1000 Boardwalk at Virginia Avenue
                           Atlantic City, NJ  08401
                           Attention:  Robert M. Pickus, Esq.

         Copy to:          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                           125 West 55th Street
                           New York, NY  10019
                           Attention:  Theodore LaPier, Esq.

                                   SECTION 7.
                          ASSIGNMENT AND BINDING EFFECT

          SECTION 7.1. Buyer's rights, interests and obligations under this Option Agreement may not be sold or assigned except with the prior written consent of Seller, other than to Trump Hotels & Casino Resorts, Inc., or to any wholly-owned subsidiary of Buyer. The parties to this Option Agreement mutually agree that it shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

                                   SECTION 8.
                               GENERAL PROVISIONS

          SECTION 8.1. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof. This Option Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, among the parties not embodied herein shall be of any force or effect. Any amendment to this Option Agreement shall not be binding upon any of the parties hereto unless such amendment is in writing and executed by all parties hereto. This Option Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. Seller and Buyer agree that such documents as may be legally necessary or otherwise appropriate to carry out the terms of this Option Agreement shall be executed and delivered by each party at the Option Closing.

                                   SECTION 9.
                                  SEVERABILITY

          SECTION 9.1. This Option Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Option Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Option Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.


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                                  SECTION 10.
                                  GOVERNING LAW

          SECTION 10.1. This Option Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to provisions governing conflicts of law.


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          IN WITNESS WHEREOF, the parties hereto have caused this Option
Agreement to be duly executed and delivered as a sealed instrument as of the day and year first above written.

                              SELLER:

                                   /s/ Donald J. Trump
                                  ----------------------------------
                                  Donald J. Trump


                              BUYER:

                              TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.

                                  By: TRUMP HOTELS & CASINO RESORTS, INC., its
                                  General Partner


                                          By:/s/ John P. Burke
                                             -------------------------------
                                             John P. Burke
                                             Executive Vice President
                                             and Corporate Treasurer


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